UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 6, 2008

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 6, 2008, the Board of Directors (the “Board”) of Adolor Corporation (the “Company”) elected Dr. Guido Magni to the Board. Dr. Magni has been elected a Class II Director to continue in office for the term expiring in 2009. A copy of the Company’s press release announcing Dr. Magni’s election to the Board is attached as Exhibit 99.1. Upon his election to the Board, Dr. Magni was also named to the Governance and Nominating Committee of the Board.

Dr. Magni is 54 years old. In the last 20 years, Dr. Magni has held senior positions in the drug development departments of Wyeth Ayerst and Hoffman La Roche. From 1995 to January 2008, Dr. Magni served as the global head of medical science, global drug development, pharmaceuticals division, at F-Hoffman La Roche, a global pharmaceutical company. The Medical Science department included six therapeutic areas, clinical pharmacology, safety risk management, biometrics, exploratory and translational medicine. In that position, he drove the overall strategies and objectives of the department that resulted in several successful New Drug Applications. Dr. Magni graduated in Medicine from the University of Padua, Italy in 1977 and received a Ph.D. from the University of Rome, Italy in 1981.

In accordance with the Company’s Amended and Restated 2003 Stock-Based Incentive Plan (the “2003 Plan”), upon his initial election to the Board, Dr. Magni was granted options to purchase 25,000 shares of the Company’s Common Stock at the price of $5.40 per share, the fair market value (as defined in the 2003 Plan) of the Company’s Common Stock on the date of grant. These options vest  1/3 per year on the anniversary date of the option grant.

Item 8.01	Other Events.

The Company issued a press release on June 10, 2008, announcing the election of Dr. Magni to the Board of Directors of the Company. The Company hereby incorporates by reference the press release dated June 10, 2008, attached hereto as Exhibit 99.1, and made a part of this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Company dated June 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Thomas Hess
Name:	Thomas Hess
Title:	Vice President, Finance, Chief Financial Officer

Dated: June 10, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company dated June 10, 2008